                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 20-F

                                  ANNUAL REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

        For the Fiscal Year Ended                 Commission file number
             July 31, 1999                               0-14884

            Exact name of the registrant as specified in its charter

                              SAND TECHNOLOGY INC.
              (FORMERLY SAND TECHNOLOGY SYSTEMS INTERNATIONAL INC.)

                          Jurisdiction of Incorporation
                                     CANADA

                     Address of principal executive offices:

                     4141 SHERBROOKE STREET WEST, SUITE 410
                        WESTMOUNT, QUEBEC, CANADA H3Z 1B8

                            TELEPHONE (514) 939-3477

           SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:
                                      NONE

           SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:
                              CLASS A COMMON SHARES

                    SECURITIES FOR WHICH THERE IS A REPORTING
                     OBLIGATION PURSUANT TO SECTION 15(d) OF
                                    THE ACT:
                                      NONE

                  On July 31, 1999, the Company had outstanding 8,528,206 Class A Common Shares which is the Company's only class of common stock.

                  Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                  Yes   X                                            No
                      ------                                            ------
                  Indicate by check mark which financial statement item the registrant has elected to follow.

                  Item 17   X                                    Item 18
                          ------                                        ------

                    The Exhibit Index is located on page 43.

                                     PART I


ITEM 1.  BUSINESS

                  GENERAL

                  Sand Technology Inc., incorporated under the Canada Business Corporations Act, commenced business in Canada under the name Sand Technology Systems (Canada) Inc. in 1983 and since 1988 carried on business under the name Sand Technology Systems International Inc. On January 1, 2000, the name of the Company was changed to Sand Technology Inc. In this document the term "Sand" or the "Company" means Sand Technology Inc. and its consolidated subsidiaries, unless otherwise stated or unless the context otherwise indicates. All references to dollars are to Canadian dollars unless otherwise indicated. The average rate of exchange during the fiscal year ended July 31, 1999 was Canadian $1.51 for each United States dollar.

                  Until recently, the business of Sand was the sale and service of mainframe peripheral products manufactured by Hitachi, Ltd. ("Hitachi") of Japan, through Hitachi Data Systems Inc. ("HDS Canada"). HDS Canada marketed a broad range of information processing solutions, including enterprise servers, storage subsystems, peripheral products and professional services.

                  Until August 1999, Sand was the legal and beneficial owner of 40% of the issued and outstanding shares of HDS Canada; Hitachi Data Systems Corporation ("HDSC") of Santa Clara, California was the legal and beneficial owner of the remaining 60%. HDSC became a party to a shareholders agreement dated as of September 30, 1987, originally by and between National Semiconductor (Canada) Limited and Sand (the "Shareholders Agreement") and to a supply agreement dated as of September 30, 1987 between the same parties (the "Supply Agreement"), as a result of its acquisition in April 1989 of the shares of HDS Canada owned by National Semiconductor (Canada) Limited. At the time, HDS Canada was known as NAS Canada Inc. Sand and HDSC entered into agreements effective as of May 1, 1992 to amend certain terms and conditions of both the Shareholders Agreement and the Supply Agreement, including an extension of the term of the Supply Agreement.

                  In August 1999, after the end of the Company's last fiscal year on July 31, 1999, Sand sold its 40% interest in HDS Canada to HDSC for a cash consideration of approximately $7,300,000 and withdrew from the mainframe computer market and the peripheral hardware market. Upon the sale by Sand of its interest in HDS Canada, the Shareholders Agreement and the Supply Agreement were terminated and are of no further force or effect.

                  A second business of Sand was the sale and service of high performance remote communications controlled mainframe printers in the United States. In October 1995, this business was transferred to International Business Machines Corporation ("IBM").

                  During the last several years, the Company has shifted its focus to the design, development, marketing and support of a unique data storage and manipulation architecture known as the Nucleus product suite, which allows ad hoc queries on enormous amounts of data to be performed efficiently and cost-effectively. The Nucleus Exploration Mart/Warehouse and the Prototype Mart/Warehouse are products which turn operational data and warehoused data into business intelligence rapidly and simply.

                  As a result of this shift in focus and the transactions described above, the Company should now be viewed as a company in its early stage of development in a rapidly evolving market. The Company expects that a significant portion of its revenues will result from license fees for software products and from fees for professional services and for a range of associated services, including software maintenance and support, training and system implementation consulting.

                  The Company currently intends to devote substantial financial resources to research and development and the marketing and distribution of its products. The Company also expects to increase its staffing and infrastructure to support its expanding operations.

                  PRODUCTS AND SERVICES

                  The main focus of the Company is now the design, development, marketing and support of software products.

                  The Company has developed a unique data storage and manipulation architecture known as the Nucleus product suite which allows ad hoc queries on enormous amounts of data to be performed efficiently and cost-effectively. The Nucleus product suite represents a patented breakthrough in the storage and integration of data and the speed and flexibility at which data can be analyzed. These technologies are based on a new tokenized in memory database engine designed to perform very unstructured inquiries on large databases for the emerging "post relational era". The Nucleus Exploration Warehouse and the Nucleus Exploration Data Mart, as well as the Nucleus Prototype Warehouse and the Nucleus Prototype Mart, is software that enables organizations to maximize the business value of corporate information through intuitive, interactive data access and analysis, resulting in more informed business decisions.

                  In October 1995, Sand entered into an agreement with XDB Systems, Inc. of Columbus, Maryland, to allow the Sand Nucleus Server to be accessed with a "DB2 look and feel" by DB2 enterprise users as well as through OBDC front ends. In October 1997, XDB Systems, Inc. and Sand modified their mutual obligations with the result that Sand acquired the rights to the source code Quantum Leap which was designed to provide a more flexible architecture for customization and incorporation of new technology quickly and effectively using small footprint engines.

                  The Nucleus product suite incorporates a number of advanced technologies. Development of the Nucleus product suite has already required and will continue to require substantial investment in research and development. For example, substantial work and expenditures were required to develop the Intel-based Microsoft WIN/NT and WIN/95 versions of Nucleus. In fiscal 1999, development work was completed on an advanced version of the Nucleus Prototype Warehouse/Mart. The Nucleus Massively Parallel Server Option (MPSO), a major architectural enhancement to the Nucleus product suite, was made available in December 1999.

                  The activities of Sand in connection with the sale, service and support of large scale IBM-compatible mainframe peripheral products in Canada were minimal in fiscal 1999 and were terminated upon the sale by Sand of its 40% interest in HDS Canada.

                  MARKETING AND SALES

                  The Company, through Sand Technology Systems, Inc. ("Sand USA"), operates offices in Iselin, New Jersey, in Pasadena, California, in San Francisco, California and in Columbia, Maryland, to provide for the marketing and distribution of the Nucleus product suite in the United States. In 1999, Sand, through Sand Technology (U.K.) Limited ("Sand UK"), opened an office in Hitchin, Hertfordshire, England, to provide for the marketing and distribution of the Nucleus product suite in the United Kingdom and Europe.

                  In 1996, the Company entered into strategic agreements with HDSC to distribute the Nucleus product suite in the United States, Canada and Australia and with Digital Equipment Corporation to allow HDSC to distribute the Digital -Registered Trademark- Alpha Server with the Nucleus Software as a complete hardware and software solution. Important strategic alliances or marketing and distribution agreements have been entered into with, among others, Wyle Computer Products, Brio Technology, Inc., Information Builders, Inc., Axiom -Registered Trademark- Corporation, Oracle Corporation and Acta Technology, Inc. The United States General Services Administration (GSA) officially approved the addition of the Nucleus product suite to a GSA Supply Schedule.

                  To date, Sand has provided for the distribution and marketing of the Nucleus product suite primarily by entering into agreements to sell its Nucleus product suite through an indirect channel of value-added resellers, resellers and distributors.

                  Sand is supplementing its indirect sales capabilities by growing its direct sales organization and marketing capabilities in North America and Europe. Its direct sales force will perform some or all of the following functions: sales and marketing; systems implementation and integration; software development and customization; and ongoing consulting, training, service and technical support.

                  In addition, Sand will continue to leverage and grow its existing network of value-added resellers, resellers and distributors to expand its indirect distribution channel.

                  ORDER BACKLOG

                  The Company does not have an order backlog.

                  COMPETITION

                  Sand now competes in the highly competitive computer software industry as a result of bringing the Nucleus product suite to market. The market in which the Company operates is still developing and is intensively competitive, highly fragmented and characterized by rapidly changing technology and evolving standards. The competitive position of the Company in the market is uncertain, due principally to the variety of current and potential competitors and the emerging nature of the market. The Company has experienced and expects to continue to experience increased competition from current and potential competitors, many of whom have significantly greater financial, technical, marketing and other resources than the Company. Such competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sales of their products than the Company.

                  INTELLECTUAL PROPERTY

                  The Company holds a number of patents, patent applications and copyrights relating to certain acquired and developed products and technologies.

                  In 1994, the Company acquired all the right, title and interest in the Nucleus Database Engine Subsystem. In addition to trademarks, trade names and other proprietary rights, these interests include patents related to bit vector compression and boolean operation processing capability.

                  In October 1997, the Company acquired the Advanced Technology Group of XDB Systems, Inc. as well as the rights to the source code Quantum Leap. Quantum Leap was designed to provide a more flexible architecture for customization and incorporation of new technology quickly and effectively using small footprint engines.

                  Although valuable and of potential importance, these proprietary rights are not necessary for the success of the Company.

                  Sand has applied to register the trademark and accompanying design mark for "Sand Technology" in both Canada and the USA. "Nucleus" is a registered trademark of the Company in the United States.

                  The Company currently relies on a combination of patent, copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights.

                  RESEARCH AND DEVELOPMENT

                  The Company's strategy for new products emphasizes developing and introducing on a timely and cost effective basis products that offer functionality and performance equal to or better than competitive product offerings. The Company believes that its future success will depend upon its ability to develop and market products which meet changing user needs, and to successfully anticipate or respond to changes in technology and standards on a cost-effective and timely basis.

                  Certain expenditures which were part of selling, general and administrative expenses in prior years have been reclassified to reflect the shift in the nature of operations of the Company from the mainframe peripheral hardware market to the design, development, marketing and support of software products.

                  Research and development expenses consist primarily of personnel and related costs associated with the development of new products, the enhancement and localization of existing products, quality assurance and testing. Research and development expenses increased by 86% from $2,079,738 in fiscal 1998 to $3,871,534 million in fiscal 1999. The increase from year to year was primarily due to increased personnel and related costs required to continue to develop and enhance the Nucleus product suite while developing new products. The Company believes that significant investment for product research and development is essential to product and technical leadership and expects that it will continue to commit substantial resources to research and development in the future. The Company expects that research and development expenditures will continue to increase in absolute dollars, although such expenses may vary as a percentage of total revenues.

                  No assurance can be given that the Company will be able to successfully complete the design or introduction of new products in a timely manner, that the Company will be able to successfully market these products, or that these products will perform to specifications on a long-term basis.

                  NUMBER OF EMPLOYEES

                  On July 31, 1999, the Company had 69 employees, including 37 full-time employees with Sand, and 24 full-time employees with Sand USA and one full-time employees with Sand UK, and four part-time employees with Sand and three part-time employees with Sand USA. No employee of the Company is represented by a labour union or is covered by a collective bargaining agreement. The Company believes that its employee relations are excellent.

                  FOREIGN AND DOMESTIC OPERATIONS AND EXPORT SALES

                  Sand operates in Canada and the United States and considers North America to be one geographical area. Sand also has begun operations in the United Kingdom.

                  YEAR 2000

                  See "Management's Discussion and Analysis of Financial Condition and Analysis of Financial Condition and Results of Operations" - "Year 2000" found in this Annual Report on Form 20-F.

                  CAUTIONARY STATEMENT FOR PURPOSES OF THE "SAFE HARBOR" OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

                  When used in this Annual Report on Form 20-F and in other public statements by the Company and the Company's officers, the words "may", "will", "expect", "anticipate", "continue", "estimate", "project", "intend", and similar expressions which are not recitations of historical facts are intended to identify forward-looking statements regarding events and financial trends which may affect the Company's future operating results and financial position. Such statements are intended to be subject to the safe harbor protections of the Securities Act of 1933 and the Securities Exchange Act of 1934. They are subject to risks and uncertainties that could cause the Company's actual results and financial position to differ materially. Such factors include, among others, the matters described in the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" found in this Annual Report on Form 20-F and on pages 5 through 13 of Sand's Annual Report to Shareholders. Additional factors are described in the Company's other public reports filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the results of any revision of these forward-looking statements to reflect changes in circumstances after the date they are made or to reflect the occurrence of unanticipated events.


ITEM 2.  DESCRIPTION OF PROPERTY

                  As at July 31, 1999, the Company leased a total of approximately 15,931 square feet of office space in four cities across North America and a total of approximately 212 square feet in the United Kingdom. The weighted average annual cost per square foot of the space occupied is $22.24 including real estate taxes and operating expenses. No lease extends beyond November 1, 2003.


ITEM 3.  LEGAL PROCEEDINGS

                  The Company is a defendant in legal actions that arise in the normal course of business. The resolution of any or all of these claims is not expected to have a material adverse effect on the consolidated financial position of the Company.


ITEM 4.  CONTROL OF REGISTRANT

                  The following are the only persons who, to knowledge of the directors and officers of the Company, beneficially own or exercise control or direction over shares carrying more than ten (10%) percent of the votes attached to shares of the Company at December 31, 1999:

                        APPROXIMATE NUMBER OF CLASS      PERCENTAGE OF CLASS A
                         A SHARES OWNED, CONTROLLED       COMMON SHARES OWNED,
                                 OR DIRECTED             CONTROLLED OR DIRECTED
                       -----------------------------    ------------------------
   Arthur G. Ritchie             2,160,000                      24.09%
   Jerome Shattner               1,080,000                      12.04%


                  The total number of Class A Common Shares owned, controlled or directed by the officers and directors of Sand as a group, is 2,314,740 at December 31, 1999.

                  There are no known contractual arrangements which may result in a change of control of the Company at a subsequent date.

ITEM 5.  NATURE OF TRADING MARKET

                  The Class A Common Shares of Sand are listed on the Nasdaq/National Market System and trade under the symbol SNDT. There is no non-United States trading market for the Class A Common Shares of the Company. The following table presents the high and low sale prices for the Company's Class A Common Shares quoted in United States dollars for each quarter ended on the dates indicated adjusted to reflect the share subdivision on a two-for-one basis applicable to shareholders of record on December 31, 1996.

                                               HIGH                       LOW
                                             --------                   --------
            1998        January 30            $ 5.44                     $ 5.00
                        April 30              $11.00                     $10.25
                        July 31               $ 7.75                     $ 7.38
                        October 30            $ 8.00                     $ 7.38


            1999
                        January 29            $ 6.125                    $ 5.75
                        April 30              $ 7.937                    $ 7.625
                        July 30               $ 4.50                     $ 4.375
                        October 29            $ 3.625                    $ 3.531
                        December 31           $ 6.25                     $ 5.031



                  As at November 5, 1999, Sand estimates that more than 50% of the outstanding Class A Common Shares of the Company were held by approximately 587 holders of record with addresses in the United States. Most Class A Common Shares of the Company are held in the name of intermediaries.


ITEM 6.  EXCHANGE CONTROLS AND OTHER LIMITATIONS AFFECTING SECURITY HOLDERS

                  There are no laws, decrees or regulations in Canada that restrict the export or import of capital, including, but not limited to, foreign exchange controls, or that affect the remittance of dividends, interest or other payments to non-resident holders of the Class A Common Shares of Sand.

                  There are no limitations imposed by Canadian legislation or the documents of incorporation of Sand on the right of non-resident or foreign owners to hold or vote the Class A Common Shares of Sand. Pursuant to the provisions of the Canada Business Corporations Act, the statute under which Sand was incorporated, a majority of the directors of Sand must be resident Canadians.


ITEM 7.  TAXATION

                  Sand is a resident of Canada for the purposes of the Income Tax Act (Canada) and, consequently, any dividends paid by it to non-residents of Canada will be subject to withholding tax. The general rate of withholding tax on dividends paid by a company to non-residents is 25% unless reduced by tax treaty.

                  Under the present Canada-United States Income Tax Convention
(1980) as amended, if the non-resident does not carry on business in Canada through a permanent establishment situated therein or if the shares in respect of which the dividends are paid are not effectively connected with such permanent establishment, the rate of withholding tax is reduced to:

(a) 5% if the beneficial owner is a company, resident of the United States, which owns at least 10% of the voting stock of the company paying the dividend, and

(b)      15% in all other cases.

ITEM 8.  SELECTED FINANCIAL DATA

                  The audited consolidated financial statements of the Company for the 1999 fiscal year and the notes relating thereto (the "Financial Statements") which are included at Item 17 are presented in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"). The monetary figures throughout this Annual Report on Form 20-F are presented consistent with Canadian GAAP except where otherwise indicated.

                  The following data expressed in Canadian dollars derive from the Financial Statements that have been audited by Deloitte & Touche, auditors of the Company. The information set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with, and is qualified in its entirety by, the Financial Statements appearing elsewhere in this Annual Report on Form 20-F.

                                            (Dollars in Thousands (000's) except for Per Share Data and Rates of Exchange)
                                                                      FISCAL YEAR ENDED
                                    ---------------------------------------------------------------------------------------
                                       7/31/95          7/31/96           7/31/97           7/31/98            7/31/99
                                    --------------   ---------------   ---------------   ---------------   ----------------
                                         CA                CA                CA                CA                CA
                                       Restated         Restated          Restated          Restated           Restated
Results of Operations
    Net Sales                          $15,748          $7,198              $2,989           $3,088             $2,091
   Research and Development
   Costs                                  $346            $400                $778           $2,080             $3,872
   Selling, General and
   Administrative Expenses              $2,144          $1,950              $1,700           $2,923             $4,458
   Cost of Sales and Product
   Support                             $13,819          $5,616              $2,069             $662               $345

Net Income (Loss)                         $699            $672               ($549)           ($907)           ($4,961)

Financial Position
   Working Capital                      $9,643          $8,291              $5,802           $6,000             $1,427
   Total Assets                        $16,019         $16,659             $13,774          $10,908             $8,273
   Total Liabilities                    $2,527          $2,495              $2,221             $262             $2,532
   Shareholders Equity                 $13,492         $14,164             $11,553          $10,647             $5,741

Earnings (Loss) per Share                $0.08           $0.08              ($0.06)          ($0.11)            ($0.58)
Weighted Average Numbers of Shares
outstanding during each period           8,864           8,864               8,913            8,520              8,523
(000's)



The same data, presented in conformity with US GAAP, is shown below.

                                            (Dollars in Thousands (000's) except for Per Share Data and Rates of Exchange)
                                                                   FISCAL YEAR ENDED
                                -----------------------------------------------------------------------------------------
                                    7/31/95           7/31/96           7/31/97          7/31/98            7/31/99
                                 ---------------   ---------------  ----------------  -----------------------------------
                                       CA                CA               CA                CA                 CA
                                    Restated          Restated         Restated          Restated           Restated

Rates of exchange
   At period end -- US$              $1.37             $1.37             $1.39              $1.52              $1.51
   Average for the period            $1.37             $1.37             $1.37              $1.43              $1.51

Results of Operations
    Net Sales                      $15,748            $7,198            $2,989             $3,088             $2,091
   Research and Development
   Costs                              $346              $400              $778             $2,080             $3,872
   Selling, General and
   Administrative Expenses          $2,144            $1,950            $1,700             $2,923             $4,458
   Cost of Sales and Product
   Support                         $13,819            $5,616            $2,069               $662               $345

Net Income (Loss)                     $699              $672             ($549)             ($907)           ($4,961)

Financial Position
   Working Capital                  $9,643            $8,291            $5,802             $6,000             $1,427
   Total Assets                    $16,019           $16,659           $13,774            $10,908             $8,273
   Total Liabilities                $2,527            $2,495            $2,221               $262             $2,532
   Shareholders Equity             $13,492           $14,164           $11,553            $10,647             $5,741

Earnings (Loss) per Share            $0.08             $0.08            ($0.06)            ($0.11)            ($0.58)
Weighted Average Numbers of
Shares outstanding during each       8,864             8,864             8,913              8,520              8,523
period (000's)


ITEM 9 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                  THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO THEM AND THE OTHER INFORMATION INCLUDED ELSEWHERE IN THIS ANNUAL REPORT. CERTAIN STATEMENTS CONTAINED IN THIS DISCUSSION ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES INCLUDING, WITHOUT LIMITATION, STATEMENTS REGARDING THE COMPANY'S EXPECTATIONS, BELIEFS, INTENTIONS OR STRATEGIES REGARDING THE FUTURE. ALL FORWARD-LOOKING STATEMENTS INCLUDED IN THIS DISCUSSION ARE BASED ON INFORMATION AVAILABLE TO THE COMPANY ON THE DATE OF THIS ANNUAL REPORT, AND THE COMPANY ASSUMES NO OBLIGATION TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "FACTORS THAT MAY AFFECT FUTURE OPERATING RESULTS" BELOW AND ELSEWHERE IN THIS ANNUAL REPORT.

                  ALL FIGURES GIVEN IN THIS DISCUSSION ARE IN CANADIAN DOLLARS AND ARE PRESENTED IN CONFORMITY WITH CANADIAN GAAP. AS NOTED IN NOTE 16 TO THE FINANCIAL STATEMENTS, THERE ARE NO MATERIAL DIFFERENCES WHICH WOULD RESULT IN THE REPORTED AMOUNTS OF NET CONSOLIDATED EARNINGS FROM THE APPLICATION OF US GAAP. "FISCAL 1997", "FISCAL 1998" AND "FISCAL 1999" MEAN THE FISCAL YEARS OF THE COMPANY ENDED JULY 31, 1997, JULY 31, 1998 AND JULY 31, 1999 RESPECTIVELY.

                  OVERVIEW

                  Until recently, the business of the Company was the sale and service of mainframe peripheral products manufactured by Hitachi Ltd. of Japan, through Hitachi Data Systems Inc. ("HDS Canada"), a 40% owned affiliate of the Company. HDS Canada marketed a broad range of information processing solutions, including enterprise servers, storage subsystems, peripheral products and professional services. In August 1999, the Company sold its 40% interest in HDS Canada to Hitachi Data Systems Corporation of Santa Clara, California, U.S.A. A second business of the Company was the sale and service of high performance remote communications controlled main-frame printers in the United States. In October 1995, this business was transferred to International Business Machines Corporation (IBM).

                  The Company has now shifted its focus to the design, development, marketing and support of a unique data storage and manipulation architecture known as the Nucleus product suite, which allows ad hoc queries on enormous amounts of data to be performed efficiently and cost-effectively. The Nucleus Exploration Mart/Warehouse and the Prototype Mart/Warehouse are products which turn operational data and warehoused data into business intelligence rapidly and simply.

                  As a result of this shift in focus, the Company should now be viewed as a company in its early stage of development in a rapidly evolving market. The Company expects that a significant portion of its revenues will result from license fees for software products and from fees for professional services and for a range of associated services, including software maintenance and support, training and system implementation consulting.

                  The Company currently intends to devote substantial financial resources to research and development and the marketing and distribution of its products. The Company also expects to increase its staffing and infrastructure to support its expanding operations.

                  RESULTS OF OPERATIONS

FISCAL 1999 COMPARED WITH FISCAL 1998

                  Sales in fiscal 1999 were $2,091,067, a decrease of $996,974 or 32% from sales of $3,088,041 in fiscal 1998. A net loss of $4,960,964 was incurred in fiscal 1999 as compared to a net loss of $906,722 in fiscal 1998, an increase of 447%.

                  The Company derived sales of approximately $2,000,000 in fiscal 1999 from software products targeting the data mart and the data warehouse markets compared to sales of approximately $3,000,000 to the same markets in fiscal 1998, a decline of 33%. The Company believes that the decrease during fiscal 1999 relates to current market conditioning, length of sales cycles, average revenue per transaction and other factors such as Y2K concerns and funding priorities. The Company has expanded its direct sales and marketing capabilities in North America and Europe to ensure broad acceptance of the Nucleus product suite as a precursor to indirect sales activities by its channel partners.

                  Certain expenditures which were part of selling, general and administrative expenses in prior years were reclassified in fiscal 1998 to reflect the shift in the nature of the operations of the Company from the mainframe peripheral hardware market to the design, development, marketing and support of software products.

                  Selling, general and administrative expenses ("SG&A") consist primarily of salaries and other personnel costs, travel, marketing programs such as the cost of participating in trade shows and seminars, promotion costs and general and administrative expenses which cover primarily personnel costs for general management, professional fees and unallocated overhead expenses. SG&A increased by 53% from $2,923,221 in fiscal 1998 to $4,458,200 in fiscal 1999. Substantially all of the increase was due to increased personnel and related costs necessary to continue and further the marketing of the Nucleus product suite, and in particular the Nucleus Exploration Mart/Warehouse and the Nucleus Prototype Mart/Warehouse. The Company expects that its SG&A will increase in absolute dollars as the Company incurs additional expenses to support expanded operations. The Company expects that such expenses will vary as a percentage of total revenues.

                  Research and development expenses consist primarily of personnel and related costs associated with the development of new products, the enhancement and localisation of existing products, quality assurance and testing. Research and development expenses increased by 86% from $2,079,738 in fiscal 1998 to $3,871,534 million in fiscal 1999. The increase from year to year was primarily due to increased personnel and related costs required to continue to develop and enhance the Nucleus product suite while developing new products. The Company believes that significant investment for product research and development is essential to product and technical leadership and expects that it will continue to commit substantial resources to research and development in the future. The Company expects that research and development expenditures will continue to increase in absolute dollars, although such expenses may vary as a percentage of total revenues.

                  Net interest income for fiscal 1999 was $436,113 down from $597,726 or 27% in fiscal 1998, and reflects a lower level of funds available for investment by the Company.

                  Losses from operations were considerably higher in fiscal 1999, reaching an amount of $6,147,819, an increase of 211%, as compared to a loss of $1,978,926 in fiscal 1998. Substantial expenditures were incurred to bring to market the Nucleus Exploration Mart/Warehouse and the Nucleus Prototype Mart/Warehouse and to establish the infrastructure to support these software products. There can be no assurance that the Company will be profitable on a quarterly or annual basis in the future. Future operating results will depend on many factors, including the demand for the products of the Company, the level of product and price competition, the success of the Company in selling its products and in establishing distribution channels, the state of the data warehouse market, and general economic conditions.

FISCAL 1998 COMPARED WITH FISCAL 1997

                  Sales in fiscal 1998 were $3,088,041, an increase of $98,884 or 3% from sales of $2,989,157 in fiscal 1997. A net loss of $906,722 was incurred in fiscal 1998 as compared to a net loss of $549,073 in fiscal 1997, an increase of 65%.

                  Sales of mainframe peripheral hardware products to HDS Canada were minimal in fiscal 1998. However, the Company derived sales of approximately $3,000,000 from the successful introduction of a family of software products targeting the data mart and the data warehouse markets. In fiscal 1997, the Company had sales of approximately $3,000,000 to the mainframe peripheral hardware market and minimal software sales.

                  Certain expenditures which were part of selling, general and administrative expenses in prior years were reclassified to reflect the shift in the nature of operations of the Company from the mainframe peripheral hardware market to the design, development, marketing and support of software products.

                  Selling, general and administrative expenses ("SG&A") consist primarily of salaries and other personnel costs, travel, marketing programs such as the cost of participating in trade shows and seminars, promotion costs and general and administrative expenses which cover primarily personnel costs for general management, professional fees and unallocated overhead expenses. SG&A increased by 72% from $1,700,043 in fiscal 1997 to $2,923,221 in fiscal 1998. Substantially all of the increase was due to increased personnel and related costs necessary to continue and further the marketing of the Nucleus product suite, and in particular the Nucleus Exploration Warehouse and the Nucleus Exploration Mart. The Company expects that its SG&A will increase in absolute dollars as the Company incurs additional expenses to support expanded operations. The Company expects that such expenses will vary as a percentage of total revenues.

                  Research and development expenses consist primarily of personnel and related costs associated with the development of new products, the enhancement and localization of existing products, quality assurance and testing. Research and development expenses increased by 167% from $778,394 in fiscal 1997 to $2,079,738 million in fiscal 1998. The increase from year to year was primarily due to increased personnel and related costs required to continue to develop and enhance the Nucleus product suite while developing new products. The Company believes that significant investment for product research and development is essential to product and technical leadership and expects that it will continue to commit substantial resources to research and development in the future. The Company expects that research and development expenditures will continue to increase in absolute dollars, although such expenses may vary as a percentage of total revenues.

                  Net interest income for fiscal 1998 was $597,726 down from $636,389 or 6% in fiscal 1997, and reflects a lower level of funds available for investment by the Company.

                  Losses from operations were considerably higher in fiscal 1998, reaching an amount of $1,978,926, an increase of 115%, as compared to a loss of $921,925 in fiscal 1997. The losses reflect the substantial expenditures required to develop the Intel based Microsoft WIN/NT and WIN/95 versions of Nucleus. In addition, substantial expenditures were incurred to bring to market the Nucleus Exploration Warehouse/Mart and the Nucleus Prototype Data Warehouse and to establish the infrastructure to support these software products. There can be no assurance that the Company will be profitable on a quarterly or annual basis in the future. Future operating results will depend on many factors, including the demand for the products of the Company, the level of product and price competition, the success of the Company in selling its products and in establishing distribution channels, the state of the data warehouse market, and general economic conditions.

YEAR 2000

                  Many existing computer programs use two rather than four digits to define a year, and date-sensitive software may recognize a date ending in "00" as the year 1900 rather than 2000. The Year 2000 issue is a broad business issue, the impact of which extends beyond traditional computer hardware and software to possible failure of other systems and instrumentation, including equipment used by the Company and third parties with which the Company does business.

                  The Company identified those aspects of its own operations which are most likely to be sources of Year 2000 difficulties. The Company has already addressed those aspects of its operations in several ways. The Company updated its financial and operational software to software equipped to handle the transition to the Year 2000. In the course of this updating, the Company has been testing all of its systems, applications and devices for Year 2000 compliance and has and will address deficiencies as they arise. Although the costs of the Company associated with achieving Year 2000 compliance have not been material to date and the Company believes that future costs will not be material, there can be no assurance that the Company will not incur unanticipated costs or that it will be able to successfully address all Year 2000 issues. As a result, the Company could be at risk of experiencing operational inconveniences and inefficiencies that may divert management's time and attention from its ordinary business activities. There can be no assurance, however, that the Company's systems, applications and devices will be Year 2000 compliant or that any failure to be Year 2000 compliant will not have a material effect on the Company.

                  The Company has designed and tested the latest versions of its products to be Year 2000 compliant. There can be no assurances however, that the Company's current products do not contain undetected errors or defects associated with Year 2000 date functions that may result in material costs to the Company.

                  The Company has relatively few suppliers and distributors due to the nature of its business and the manner in which its business is conducted. The Company has initiated, and will be pursuing, verifications with its major suppliers and distributors to confirm that the Year 2000 policies of those suppliers and distributors will address the Company's potential exposure.

                  The Company has initiated communications with its suppliers and customers to determine the extent to which Sand may be vulnerable to such parties' failure to correct their own Year 2000 problems, if any. There can be no guarantee that the systems, applications and devices of others will be converted on a timely basis, or that a failure to convert by another company, or that a conversion that is incompatible with Sand's systems, applications and devices, would not have a material adverse effect on Sand.

                  Based on its current assessment, the management of Sand believes that all reasonable and necessary steps are being taken to prevent the Year 2000 issue from having a material adverse impact on Sand's results of operations or financial condition, but there can be no assurance that this is in fact the case. In addition, sales of the Company's products could continue to be affected due to customers postponing purchasing decisions as a result of the Year 2000 issue. Some commentators have stated that a significant amount of litigation will arise out of Year 2000 compliance issues. Because of the unprecedented nature of such litigation, it is uncertain whether or to what extent the Company may be affected by such issues.

FACTORS THAT MAY AFFECT FUTURE RESULTS

                  In August 1999, the Company sold its 40% interest in HDS Canada and withdrew from the mainframe computer market and the peripheral hardware market in which the Company competed through its affiliate HDS Canada.

                  The prospects of the Corporation in the design, development, marketing and support of its software products, and in particular the Nucleus product suite, must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in rapidly evolving markets. In general, the business of Sand is subject to the inherent risks and uncertainties characteristic of high-technology industries. Many factors may adversely affect the earnings of the Company. Such factors include, among others, the general economic and business conditions; the success of operating initiatives; the development and operating costs; the acceptance of new products; changes in business strategy or development plans; the quality of management; the availability, terms, and deployment of capital; the availability of qualified personnel; and changes in government regulation.

                  The success of the Company depends to a significant degree upon the continued contributions of its key management, software engineering, sales and marketing personnel, many of whom would be difficult to replace. The Company believes its future success will also depend in large part upon its ability to attract and retain highly skilled managerial, engineering, sales and marketing personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel.

                  The purchase of Nucleus products may require a significant level of investment in systems architecture decisions by prospective customers. Such transactions may be delayed during the customer acceptance process because the Company must provide a substantial level of education to prospective customers regarding the use and benefits of the products. Accordingly, the sales cycle associated with the purchase of Nucleus products may be lengthy and subject to a number of significant risks over which the Company has little or no control, including budgeting constraints of customers and internal acceptance review procedures. Further, to the extent that potential customers divert resources and attention to issues associated with the Year 2000 issue, the sales cycle of the Company could be further lengthened.

                  To date, the Company has provided for the distribution and marketing of the Nucleus product suite by entering into agreements to sell its Nucleus products suite principally through VAR's, resellers and distributors (collectively referred to as the "Distribution Network" of the Company). The ability of the Company to achieve desired levels of sales growth depends in a large part upon the success of the Distribution Network and on the Company's success in expanding and maintaining the Distribution Network. There can be no assurance that the Company will be able to continue to attract and retain additional companies in its Distribution Network that will be able to market the products of the Company effectively and will be qualified to provide timely and cost effective customer support and services. In addition, the agreements between the Company and companies in the Distribution Network do not restrict them from distributing competing products, and may in many cases be terminated by either party without cause. To date, the Company has sold its Nucleus product suite principally through its Distribution Network and, to a lesser extent, through direct sales. The Company plans to augment its direct sales, and, to do so, it will have to add personnel which could cause an unforeseen increase in expenses. In this regard, the Company may experience difficulties in hiring highly qualified sales and engineering personnel and, if not successful, operating results may be materially harmed. The Company also plans to expand its sales to Europe and internationally which exposes the Company to risks related to managing international operations, currency exchange rates, tariffs and other difficulties related to foreign operations. The Company has only limited experience in marketing products such as the Nucleus product suite. There can be no assurance that the Company will be successful or that new marketing and sales strategies will not be required at significant expense.

                  The market in which the Company operates is still developing and is intensively competitive, highly fragmented and characterized by rapidly changing technology and evolving standards. The competitive position of the Company in the market is uncertain, due principally to the variety of current and potential competitors and the emerging nature of the market. The Company has experienced and expects to continue to experience increased competition from current and potential competitors, many of whom have significantly greater financial, technical, marketing and other resources than the Company. Such competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sales of their products than the Company.

                  Development of the Nucleus product suite has already required and will continue to require substantial investment in research and development. The success of the Company will depend upon its ability to develop new products that meet changing customer requirements. The market for the products of the Company is characterized by rapidly changing technology, evolving industry standards and customer requirements, emerging competition and frequent new product introduction. The products of the Company incorporate a number of advanced technologies. There can be no assurance that the Company will not experience delays in connection with its current or future product development activities. In addition, the Company or its competitors may announce enhancements to existing products, or new products embodying new technologies, industry standards or customer requirements that have the potential to supplant or provide lower cost alternatives to the existing products of the Company. The introduction of such enhancements or new products could render the existing products of the Company obsolete and unmarketable.

                  While the Company has devoted significant resources to promoting market awareness of its products and the problems such products address (including training and participation at industry conferences and trade shows), no assurance can be given that these efforts will be sufficient to build market awareness of the need for the products of the Company or their acceptance.

                  As a result of their complexity, the software products of the Company may contain undetected errors, failures or viruses. Despite testing by the Company and use by current and potential customers when new products are first introduced or new enhancements are released, there can be no assurance that errors will not be found in new products or enhancements after commencement of commercial shipments. Although the Company has not experienced material adverse effects resulting from such defects and errors to date, there can be no assurance that defects and errors will not be found in new products or enhancements after commencement of commercial shipments, resulting in loss of revenues, delay in market acceptance or damage to the reputation of the Company. Further, the license agreements entered between the Company and its customer typically contain provisions designed to limit the exposure of the Company for potential claims based on errors or malfunctions of its products. It is possible, however, that the limitation of liability provisions contained in the license agreement of the Company may not be effective under the laws of certain jurisdictions. Although the Company has not experienced any product liability claims to date, the sale and support of the products of the Company entails the risk of such claims.

                  The Company holds a number of patents and patent applications relating to its Nucleus product suite. In addition, the Company currently relies on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company seeks to protect its software, documentation and other written materials under trade secret and copyright laws which afford only limited protection. There can be no assurance that the means of protecting the proprietary rights of the Company in Canada or abroad will be adequate or that competitors will not independently develop similar technology. Finally, the Company may rely upon certain software that it may license from third parties, including software that may be integrated with the internally developed software of the Company and used in the products of the Company to perform key functions. The inability to obtain or maintain any such software licenses could result in shipment delays or reductions until equivalent software could be developed, identified, licensed and integrated which could have a material adverse effect on the Company's business.

                  The operating results of the Company may fluctuate from period to period and will depend on numerous factors, including, but not limited to, customer demand and market acceptance of the products of the Company, new product introductions, product obsolescence, component price fluctuations, varying product mix, foreign currency exchange rates and other factors.

                  The market price of the Common Shares of the Company may be significantly affected by factors such as actual or anticipated fluctuations in the operating results of the Company, announcement of business partnerships, technological innovations or new product introductions by the Company or its competitors, changes of estimates of future operating results by securities analysts, developments with respect to patents, copyrights or proprietary rights, general market conditions and other factors. In addition, the stock market has from time-to-time experienced significant price and volume fluctuations that have particularly effected the market prices of equity securities of many technology companies. Broad market fluctuations, as well as economic conditions generally and in the software industry specifically, may result in material adverse effects on the market price of the Common Shares of the Company. Because of the foregoing factors as well as other variables affecting the operating results of the Company, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.

                  While the Company cannot predict what effect these various factors may have on its financial results, the aggregate result of any one of these factors in itself or in combination with any one or more of these factors or any other factors could have a material adverse effect on the business of the Company, its operating results and financial condition.


ITEM 9A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

                  The Company is not subject to material market risk exposures, except for risks related to interest rate fluctuations and foreign currency exchange rates.

                  The Company's exposure to market rate risk for changes in interest rates relates primarily to the Company's investment portfolio. The Company has not used derivative financial instruments in its investment portfolio. The Company places its investments with high quality issuers and limits the amount of credit exposure to any one issuer. The Company is averse to principal loss and ensures the safety and preservation of its invested funds by limiting default, market and reinvestment risk. The Company does not make use of a bank line of credit and does not have any long term debt.

                  Although the Company currently earns revenues and incurs expenses in United States dollars, British pounds and Canadian dollars, exchange rates for these and other local currencies in countries where the Company may operate in the future may fluctuate in relation to the Canadian dollar and such fluctuations may have an adverse effect on the Company's earnings or assets when United States dollars, British pounds or local currencies are exchanged for Canadian dollars. The Company has not entered into forward foreign exchange contracts. To date, losses and gains resulting from the translation of revenue and expenses denominated in United States dollars or British pounds into Canadian dollars have been included in the Company's results of operations.

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS

                  Information as to the directors and executive officers of the Company is as follows as of December 31, 1999:

                                                                            CLASS A COMMON SHARES
                                                                            BENEFICIALLY OWNED OR
                                                                            OVER WHICH CONTROL OR
            NAME            PRINCIPAL OCCUPATION        DIRECTOR SINCE     DIRECTION IS EXERCISED
            ----            --------------------        --------------     ----------------------
  Arthur G. Ritchie    Director, Chairman of the             1983                1,720,000
                       Board, President and Chief
                       Executive Officer of Sand

  Georges Dube         Director, Corporate Secretary         1996                    3,000
                       of Sand, Partner Lavery, de
                       Billy, Barristers and
                       Solicitors

  Josephine Munroe     Director, Consultant                  1990                    1,800

  Martin Shindler      Director, Accountant and              1987                    2,140
                       Business Consultant

  George Wicker        Director,  Executive, Lockheed        1996                   10,400
                       Martin Corporation

  Susan Waxman         Vice President, Finance and            ---                  137,400
                       Administration of Sand

  Kevin Horigan        Vice President, Sales and              ---                  ---
                       Marketing for Nucleus Products
                       Worldwide, Sand

  Robert Acquaviva     Director of Technical Support          ---                  ---
                       Operations, Sand

  Michael McCool       Chief Scientist for Nucleus,           ---                  ---
                       Sand

  Duncan Painter       European General Manager               ---                   ---


                  Messrs. Dube and Wicker and Ms. Munroe comprise the Audit Committee.

                  Ms. Munroe and Mr. Shindler comprise the Option Committee which administers the Share Option Plan, the 1996 Stock Incentive Plan and the 1996 Stock Option Plan which are described under Item 12 -- "Options to Purchase Securities".

                  Mr. Dube is currently and has been a Partner of Lavery, de Billy, a law firm, for more than five years. During the year and in the ordinary course of business, the Company consulted and is continuing to consult Lavery, de Billy. Mr. Horigan was Vice President, Sales of XDB Systems Inc. from 1993 to 1996 and prior to that he held various marketing and sales positions with QSTAR Technologies, Inc. and Oracle Corporation. Mr. Painter was Solution Sales and Delivery European Director of Hitachi Data Systems Limited from

1994 to 1999 and prior to that he worked for the largest UK electronics retailer in a senior management role within the IT department. All other nominees have held their present positions or other executive positions with the same or associated firms during the past five years.

                  There is no arrangement or understanding between any director or executive officer and any other person pursuant to which the director was elected or the executive officer was appointed.

                  Directors serve until the next annual meeting of shareholders or until their respective successors are duly elected or appointed. Executive officers are elected annually after each annual meeting of shareholders.

                  There are no family relationships between any director or executive officer and any other director or executive officer other than Mr. Ritchie and Ms. Waxman who are husband and wife.


ITEM 11. COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

                  For the fiscal year ended July 31, 1999, the aggregate cash remuneration paid by Sand to six (6) executive officers for services rendered in all capacities to the Company and its subsidiaries was $1,073,870.

                  For the fiscal year ended July 31, 1999 each director, other than those directors who are salaried executive officers of Sand, was paid a basic annual retainer of $5,000 plus $1,500 per annum as a member of a standing committee of the Board of Directors.

                  The aggregate value of other compensation did not exceed the lesser of $10,000 times the number of executive officers or ten percent (10%) of the cash compensation paid to such executive officers.

                  The Company has an informal employee compensation plan which also applies to management pursuant to which, if employees fulfil stated goals with respect to sales revenue, new account penetration, profit contribution and other criteria, their incomes will increase proportionately above the guaranteed base until the noted target income is earned or exceeded. The informal employee compensation plan is not a mathematical formula with respect to management, but is the subject of individual negotiation.

ITEM 12. OPTIONS TO PURCHASE SECURITIES

                  SHARE OPTION PLAN

                  On November 1, 1989, the Board of Directors adopted a Share Option Plan (the "Plan") pursuant to which the beneficiaries selected by a committee of the Board of Directors may be granted the right to subscribe for Common Shares.

                  The Plan is administered by a committee (the "Committee") consisting of members of the Board of Directors who are not eligible, or have waived the right, to receive options under the Plan.

                  The total number of shares which may be issued pursuant to the Plan is limited to 10% of the outstanding Common Shares. The number of Common Shares which may be subject to options in favour of a single beneficiary may not exceed 5% of the outstanding Common Shares. The term and number covered by each option as well as the permitted frequency of exercise of such options are determined by the Committee at the time the options are granted to the beneficiaries. The exercise price of each option is the closing price of the Common Shares on NASDAQ/National Market System on the trading day prior to the day the option is granted or, if there was no transaction on that day, the average of the bid and ask prices on that day, less any discount as decided by the Board of Directors within the extent permitted by the applicable regulatory provisions. Options granted under the Plan may not be assigned or pledged. An optionee may obtain from the Corporation, upon exercise of the option, a loan bearing no interest, within the limit established by the Board of Directors, to pay for the shares subscribed for by the optionee under the Plan. The recipient of such a loan is required to pledge the shares subscribed for by him or her under the Plan as security for the repayment of the loan. The corporation reserves the right to terminate the Plan at any time subject to vested rights.

                  On May 17, 1990, the Board of Directors granted to each of Jerome Shattner and Arthur G. Ritchie 440,000 (as adjusted to reflect the share subdivision on a two-for-one basis on December 31, 1996) stock options entitling the holder of each option to purchase one (1) Common Share per stock option at an exercise price of US$0.25 per Common Share. These options are exercisable at any time over a ten-year period. Jerome Shattner exercised all his outstanding options on October 23, 1996 and Arthur G. Ritchie exercised all his outstanding options on November 11, 1999. The Board of Directors of the Company approved a loan in favour of Arthur G. Ritchie upon the exercise of his options within the limits established by the Plan and Mr. Ritchie pledged the shares subscribed for by him as security for repayment of the loan. The Corporation has no options outstanding under this Share Option Plan. The Corporation will terminate this Share Option Plan.

                  1996 STOCK INCENTIVE PLAN

                  On July 8, 1996, the Board of Directors adopted the 1996 Stock Incentive Plan (the "1996 Incentive Plan") pursuant to which the beneficiaries selected by a committee of the Board of Directors may be granted the right to subscribe for Common

Shares. The 1996 Incentive Plan was confirmed, approved and ratified by the shareholders of the Corporation at the annual and special meeting of the shareholders held on December 17, 1996.

                  The Plan is administered by a committee (the "Committee") consisting of not less than two (2) members of the Board of Directors each of whom is a "disinterested person" as defined under the SECURITIES AND EXCHANGE ACT OF 1934 and an "outside director" as defined in the UNITED STATES INTERNAL REVENUE CODE. The Plan permits the granting of incentive stock options on terms designed to gain certain advantages under United States Federal income tax law.

                  The total number of Common Shares of the Corporation authorized for grants of options is 800,000 (as adjusted to reflect the share subdivision on a two-for-one basis on December 31, 1996) subject to adjustment to take into account changes in the capital structure of the Corporation. The number of Common Shares which may be subject to option in favour of a single recipient may not exceed 5% of the outstanding Common Shares of the Corporation.

                  The term and number of Common Shares covered by each option as well as the permitted frequency of exercise of such options are determined by the Committee at the time the options are granted to the recipients. An option is to be exercised within a period of ten years after the date on which the option is granted. The exercise price of each option for Common Shares is not less than the closing price of the Common Shares on the National Association of Securities Dealers, Automated Quotation System (NASDAQ) on the trading day prior to the day the option is granted or, if there was no transaction on that day, the average of the bid and ask prices on that day, less any discount as decided by the Board of Directors within the extent permitted by the applicable regulatory provisions. Options granted under the 1996 Incentive Plan may not be assigned or pledged. No financial assistance is available to recipients in connection with the exercise of an option. The Corporation may terminate the 1996 Incentive Plan at any time subject to vested rights.

                  On July 20, 1996, the Committee granted an option to purchase 400,000 Common Shares (as adjusted to reflect the share subdivision on a two-for-one basis on December 31, 1996) to an officer of a subsidiary at an exercise price of US$5.00 per share which was the closing price of the Common Shares on NASDAQ/National Market System on the day prior to the grant. No options were granted during the fiscal year ended July 31, 1997. During the fiscal year ended July 31, 1998, the Committee granted options which remain outstanding to purchase an aggregate of 123,500 Common Shares to employees at exercise prices which vary from US$3.75 to US$8.75 per share which were the respective closing prices of the Common Shares on NASDAQ/National Market System on the day prior to each grant. During the fiscal year ended July 31, 1999, the Committee granted options which remain outstanding to purchase an aggregate of 107,500 Common Shares to employees or its subsidiaries at exercise prices which vary from US$5.00 to US$7.563 per share which were not less than the closing prices of the Common Shares on NASDAQ/National Market System on the day prior to the grant and one employee exercised an option to purchase 8,000 Common Shares. Since July 31,

1999, the Committee granted options to purchase an aggregate of 4,000 Common Shares to two employees at exercise prices which vary from US$3.625 to US$5.00 per share which were not less than the respective closing prices of the Common Shares on NASDAQ/National Market System on the day prior to each grant and 2,750 options were cancelled.

                  Prior to November 9, 1999, the 1996 Stock Incentive Plan provided that a maximum of 800,000 Common Shares were issuable pursuant to options granted under the Plan. As at November 8, 1999, 632,250 options had been granted and remained outstanding under the 1996 Stock Incentive Plan and 167,750 remained available for grant.

                  On November 9, 1999, the directors of the Corporation by resolution amended the 1996 Stock Incentive Plan to increase the maximum aggregate number of Common Shares which may be issued and sold pursuant to options granted under the 1996 Stock Incentive Plan by an additional 300,000 Common Shares. The resolution of the directors was confirmed, approved and ratified by the shareholders of the Company at the Annual and Special Meeting of the shareholders held on December 17, 1999.

                  1996 STOCK OPTION PLAN

                  On July 8, 1996, the Board of Directors adopted the 1996 Stock Option Plan (the "1996 Option Plan") pursuant to which the beneficiaries selected by a committee of the Board of Directors may be granted the right to subscribe for Common Shares. The 1996 Option Plan was confirmed, approved and ratified by the shareholders of the Corporation at the annual and special meeting of the shareholders held on December 17, 1996.

                  The Plan is administered by a committee (the "Committee") consisting of not less than two (2) members of the Board of Directors each of whom is a "disinterested person" as defined under the SECURITIES AND EXCHANGE ACT OF 1934 and an "outside director" as defined in the UNITED STATES INTERNAL REVENUE CODE.

                  The total number of Common Shares of the Corporation authorized for grants of options is 700,000 (as adjusted to reflect the share subdivision on a two-for-one basis on December 31, 1996) subject to adjustment to take into account changes in the capital structure of the Corporation. The number of Common Shares which may be subject to option in favour of a single recipient may not exceed 5% of the outstanding Common Shares of the Corporation.

                  The term and number of Common Shares covered by each option as well as the permitted frequency of exercise of such options are determined by the Committee at the time the options are granted to the recipients. An option is to be exercised within a period of ten years after the date on which the option is granted. The exercise price of each option for Common Shares is not less than the price of the Common Shares as determined by the Committee within the extent permitted by the applicable regulatory provisions. Options granted under the 1996 Option Plan may not be assigned or pledged.

No financial assistance is available to recipients in connection with the exercise of an option. The Corporation may terminate the 1996 Option Plan at any time subject to vested rights.

                  On July 19, 1996, the Committee granted options to purchase an aggregate of 440,000 Common Shares (as adjusted to reflect the share subdivision on a two-for-one basis on December 31, 1996) to eligible directors, officers and key employees of the Corporation at exercise prices which vary from US$0.66 to US$3.375 per share. During the fiscal year ended July 31, 1997, the Committee granted options which remain outstanding to purchase an aggregate of 80,000 Common Shares to one employee at an exercise price of US$5.563 per share which was the closing price of the Common Shares on NASDAQ/National Market System on the day prior to the grant and one employee exercised an option to purchase 16,000 Common Shares. During the fiscal year ended July 31, 1998, the Committee granted options which remain outstanding to purchase an aggregate of 57,500 Common Shares to employees at exercise prices which vary from US$4.00 to US$5.50 per share which were the respective closing prices of the Common Shares on NASDAQ/National Market System on the day prior to each grant. During the fiscal year ended July 31, 1999, the Committee granted options which remain outstanding to purchase an aggregate of 142,000 Common Shares to employees at exercise prices which vary from US$5.75 to US$7.313 per share which were the respective closing prices of the Common Shares on NASDAQ/National Market System on the day prior to each grant. Since July 31, 1999, the Committee granted options to purchase an aggregate of 50,500 Common Shares to employees at an exercise price of US$5.00 per share which was not less than the respective closing prices of the Common Shares on NASDAQ/National Market System on the day prior to each grant and 30,000 options were cancelled.

                  Prior to November 9, 1999, the 1996 Stock Option Plan provided that a maximum of 700,000 Common Shares were issuable pursuant to options granted under the Plan. As at November 8, 1999, 665,000 options had been granted and remained outstanding under the 1996 Stock Option Plan, and 35,000 remained available for grant.

                  On November 9, 1999, the directors of the Corporation by resolution amended the 1996 Stock Option Plan to increase the maximum number of Common Shares which may be issued and sold pursuant to options granted under the 1996 Stock Option plan by an additional 200,000 Common Shares. The resolution of the directors was confirmed, approved and ratified by the shareholders of the Company at the Annual and Special Meeting of the shareholders held on December 17, 1999.


ITEM 13. INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

                  EMPLOYMENT AGREEMENT

                  Arthur G. Ritchie, Chairman of the Board, President and Chief Executive Officer and a Director of the Corporation, entered into an employment agreement ("the Agreement") with the Corporation upon the expiry of his previous employment agreement on December 31, 1993. The Agreement, effective January 1, 1994 is for an initial term of five (5) years and shall be automatically extended for additional periods of twelve (12) months each unless the Corporation or Mr. Ritchie shall have given the other a notice of termination of the Agreement not less than three (3) months prior to the end of its term. In the event the employment of Mr. Ritchie (i) is terminated by the Corporation for any reason other than for Cause (as defined in the Agreement) or death or (ii) is terminated by Mr. Ritchie for Good Reason (as defined in the Agreement), Mr. Ritchie will be entitled to receive, among other things, a lump sum payment equivalent to two
(2) times the sum of his then current annual base salary and the amount of the bonuses received by him in the immediate past year and Mr. Ritchie shall continue for a period of two (2) years to participate in all plans and programs of the Corporation to the extent such participation is possible, and, if such continued participation is barred, to receive amounts equal to the out-of-pocket costs of participation in plans and programs providing substantially similar benefits. The employment of Mr. Ritchie with the Corporation was automatically extended to December 31, 1999 on terms similar to those in the Agreement and his employment shall be extended beyond January 1, 2000 either on terms similar to those in the Agreement or on terms to be agreed upon.

                  DIRECTORS AND OFFICERS LIABILITY INSURANCE

                  Sand maintains directors' and officers' liability insurance which, subject to the provisions and exclusions contained in the policy, protects the directors and officers, as such, against any claims made during the term of their office against any of them for a wrongful act, provided they acted honestly and in good faith with a view to the best interests of Sand. The policy provides coverage with a limit of US$2,000,000 in each policy year, subject to a corporate reimbursement deductible of US$100,000 per loss except for losses resulting from securities legislation when the deductible is US$200,000. The current annual premium is paid entirely by the Corporation and amounts to US$50,725. To the extent permitted by law, Sand has entered into an indemnification agreement with each of its directors and senior officers.

                                     PART II


ITEM 14. DESCRIPTION OF SECURITIES TO BE REGISTERED


                                 NOT APPLICABLE



                                    PART III


ITEM 15. DEFAULTS UPON SENIOR SECURITIES


                                      NONE



ITEM 16. CHANGES IN SECURITIES, CHANGES IN SECURITY FOR REGISTERED SECURITIES AND USE OF PROCEEDS


                                      NONE



                                     PART IV

                              FINANCIAL STATEMENTS


ITEM 17. SEE ATTACHED FINANCIAL STATEMENTS AND NOTES THEREON AS FOUND ON PAGES 28 THROUGH 41 OF THIS ANNUAL REPORT ON FORM 20-F.

                           DELOITTE & TOUCHE LLP
                           CHARTERED ACCOUNTANTS
                           1 Place Ville-Marie         Telephone: (514) 393-7115
                           Suite 3000                  Facsimile: (514) 390-4113
                           Montreal QC H3B 4T9



AUDITORS' REPORT


To the Shareholders of
Sand Technology Systems International Inc.

We have audited the consolidated balance sheets of Sand Technology Systems International Inc. as at July 31, 1999 and 1998 and the consolidated statements of operations, shareholders' equity and cash flows for each of the three years ended July 31, 1999, 1998 and 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as at July 31, 1999 and 1998 and the results of its operations and its cash flows for each of the three years ended July 31, 1999, 1998 and 1997 in accordance with Canadian generally accepted accounting principles.






Chartered Accountants

October 1, 1999

SAND TECHNOLOGY SYSTEMS INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEETS
AS AT JULY 31, 1999 AND 1998
(IN CANADIAN DOLLARS)

------------------------------------------------------------------------------------------
                                                                 1999             1998
------------------------------------------------------------------------------------------
                                                                   $                $
ASSETS
Current assets
    Cash                                                         124,078        246,655
    Investments                                                  885,440      4,519,831
    Accounts receivable                                          815,695        847,227
    Due from affiliated company                                    4,537        187,111
    Inventories                                                   47,142        228,188
    Prepaid expenses                                              12,147        132,970
    Loan bearing interest at 8%                                  100,000        100,000
------------------------------------------------------------------------------------------
                                                               1,989,039      6,261,982

Prepaid royalties                                              2,413,117        172,707
Investments in affiliated company (Note 2)                     3,219,670      3,649,171
Equipment (Note 3)                                               181,456        209,987
Other assets (Note 4)                                            469,978        614,586
------------------------------------------------------------------------------------------
                                                               8,273,260     10,908,433
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------


LIABILITIES
Current liabilities
    Accounts payable and accrued liabilities                     262,080        261,704
    Current portion of balance of purchase price (Note 5)        300,000           --
------------------------------------------------------------------------------------------
                                                                 562,080        261,704
------------------------------------------------------------------------------------------

Balance of purchase price (Note 5)                             1,970,000           --
------------------------------------------------------------------------------------------

Commitments (Note 8)

SHAREHOLDERS' EQUITY
   Common stock (Note 6)
        Authorized
           An unlimited number of Class "A" common shares,
               without par value
        Issued and outstanding
           8,528,206 common shares (8,520,206 in 1998)         8,781,335      8,725,920
    (Deficit) retained earnings                               (3,040,155)     1,920,809
------------------------------------------------------------------------------------------
                                                               5,741,180     10,646,729
------------------------------------------------------------------------------------------
                                                               8,273,260     10,908,433
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------


              See notes to the consolidated financial statements.

SAND TECHNOLOGY SYSTEMS INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED JULY 31, 1999, 1998 AND 1997
(IN CANADIAN DOLLARS)

----------------------------------------------------------------------------------------
                                                    1999           1998         1997
----------------------------------------------------------------------------------------
                                                     $              $            $
NET SALES                                         2,091,067     3,088,041     2,989,157
Research and development costs                   (3,871,534)   (2,079,738)     (778,394)
Selling, general and
    administrative expenses                      (4,458,200)   (2,923,221)   (1,700,043)
Cost of sales and product support                  (345,265)     (661,734)   (2,069,034)
Net interest and profits on sale of
    investments                                     436,113       597,726       636,389
----------------------------------------------------------------------------------------
Loss from operations                             (6,147,819)   (1,978,926)     (921,925)

Foreign exchange gain (loss)                         16,356       (94,026)         (227)
Equity earnings of affiliated company (Note 2)    1,170,499     1,166,230       373,079
----------------------------------------------------------------------------------------

Loss before income taxes                         (4,960,964)     (906,722)     (549,073)

Income taxes (Note 7)                                  --            --            --
----------------------------------------------------------------------------------------
NET LOSS                                         (4,960,964)     (906,722)     (549,073)
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

Loss per share                                       (0.582)       (0.106)       (0.062)
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

Weighted average number of
    shares outstanding                            8,522,873     8,520,206     8,912,864
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------


              See notes to the consolidated financial statements.

SAND TECHNOLOGY SYSTEMS INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
YEARS ENDED JULY 31, 1999, 1998 AND 1997
(IN CANADIAN DOLLARS)

-------------------------------------------------------------------------------------------------------------------
                                                                    Common Stock                          Retained
                                       Exchange                 --------------------------                earnings
                                         rate                   Shares              Amount                (deficit)
-------------------------------------------------------------------------------------------------------------------
                                          US$                                          $                     $
BALANCE, JULY 31, 1996                   0.73                 8,864,206            9,413,489             4,750,315

Net loss                                                              -                    -              (549,073)

Issue of common shares                   0.74                   456,000              162,004                     -

Redemption of common shares              0.72                  (800,000)            (849,573)                    -

Premium on redemption of
    common shares                        0.72                         -                    -            (1,373,711)
-------------------------------------------------------------------------------------------------------------------
BALANCE, JULY 31, 1997                   0.72                 8,520,206            8,725,920             2,827,531

Net loss                                 0.73                         -                    -              (906,722)
-------------------------------------------------------------------------------------------------------------------
BALANCE, JULY 31, 1998                   0.66                 8,520,206            8,725,920             1,920,809


NET LOSS                                                              -                    -            (4,960,964)

Issue of common shares                   0.69                     8,000               55,415                     -
-------------------------------------------------------------------------------------------------------------------
BALANCE, JULY 31, 1998                   0.66                 8,528,206            8,781,335            (3,040,155)
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

              See notes to the consolidated financial statements.

SAND TECHNOLOGY SYSTEMS INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JULY 31, 1999, 1998 AND 1997
(IN CANADIAN DOLLARS)

-------------------------------------------------------------------------------------------------------------------
                                                                1999                1998                  1997
-------------------------------------------------------------------------------------------------------------------
                                                                  $                   $                     $
OPERATING ACTIVITIES
    Net loss                                                 (4,960,964)            (906,722)            (549,073)
    Items not affecting cash
        Depreciation of equipment                               109,814               32,744               12,689
        Depreciation of other assets                            144,608              108,456                    -
        Decrease in prepaid royalties                            29,590            1,091,657              656,338
        Decrease in deferred revenue                                  -             (518,400)             (65,848)
        Equity earnings of affiliated company                (1,170,499)          (1,166,230)            (373,079)
    Changes in non-cash operating
        working capital items (Note 12)                         516,351           (2,236,667)             430,796
-------------------------------------------------------------------------------------------------------------------
                                                             (5,331,100)          (3,595,162)             111,823
-------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
    Net decrease in short-term investments                    3,634,391            1,937,577            1,821,786
    Loan                                                              -                    -             (100,000)
    Dividend from affiliated company (Note 2)                 1,600,000            2,400,000                    -
    Purchase of equipment                                       (81,283)            (220,615)             (19,368)
    Decrease in other assets                                          -             (723,042)              (5,170)
-------------------------------------------------------------------------------------------------------------------
                                                              5,153,108            3,393,920            1,697,248
-------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
    Issue of common shares                                       55,415                    -              162,004
    Redemption of common shares                                       -                    -             (849,573)
    Premium on redemption of common shares                            -                    -           (1,373,711)
-------------------------------------------------------------------------------------------------------------------
                                                                 55,415                    -           (2,061,280)
-------------------------------------------------------------------------------------------------------------------

Net cash outflow                                               (122,577)            (201,242)            (252,209)
Cash, beginning of year                                         246,655              447,897              700,106
-------------------------------------------------------------------------------------------------------------------
CASH, END OF YEAR                                               124,078              246,655              447,897
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

SAND TECHNOLOGY SYSTEMS INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JULY 31, 1999, 1998 AND 1997
(IN CANADIAN DOLLARS)
----------------------------------------------------------------------------


The Corporation is involved in research and development to bring to market its Nucleus Exploration series of products, including the Nucleus Exploration Mart/Warehouse and the Nucleus Prototype Mart/Warehouse. An affiliated company, Hitachi Data Systems Inc., markets complete large-scale IBM compatible computer systems and sophisticated information systems (see Note 13). The Corporation is considered to have only one business segment.


1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        SIGNIFICANT ACCOUNTING POLICIES

        The Corporation follows accounting principles generally accepted in Canada in the preparation of its financial statements. The preparation of financial statements under generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

        BASIS OF CONSOLIDATION

        The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries, Sand Technology Systems Inc., Sand Technology Systems (U.K.) Ltd. and STSI Licensing, LLC. All significant intercompany transactions and balances have been eliminated.

        REVENUE RECOGNITION

        The Corporation's product licence revenue is earned from licences of off-the-shelf software, which do not require customization. This revenue is recognized once remaining obligations under the sales agreements are considered insignificant.

        Revenue from product support contracts is recognized over the life of the contract. Incremental costs directly attributable to the acquisition of product support contracts are deferred and expensed in the period the related revenue is recognized.

        Revenue from education, consulting, and other services is recognized at the time such services are rendered.

SAND TECHNOLOGY SYSTEMS INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JULY 31, 1999, 1998 AND 1997
(IN CANADIAN DOLLARS)
----------------------------------------------------------------------------


1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        SHORT-TERM INVESTMENTS

        Short-term investments are recorded at the lower of cost and market value. Market value at July 31, 1999 is $885,440 (1998 - $4,867,177).

        INVENTORIES

        Inventories include computer equipment costs related to the development of new products and processes to the extent that they will be marketed or used internally by the Corporation. These costs are amortized commencing in the year of acquisition or development, on a straight-line method over three years or when it is determined that the costs will not be recovered from related future revenue.

        PREPAID ROYALTIES

        The Corporation entered into a three-year agreement, which provided for initial cash payments. These cash payments are reflected on the balance sheets as prepaid royalties and are being amortized at the higher of i) the amount calculated on a straight-line basis or ii) as royalties become due.

        INVESTMENT

        The investment in the affiliated company is accounted for by the equity method whereby the share of earnings or losses attributable to the period following the date of acquisition is included in operations. All significant unrealized intercompany profits have been eliminated.

        EQUIPMENT AND OTHER ASSETS

        The Corporation records its office equipment and other assets at cost and depreciates such assets over their estimated useful lives using the straight-line method at an annual rate of 20%.

SAND TECHNOLOGY SYSTEMS INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JULY 31, 1999, 1998 AND 1997
(IN CANADIAN DOLLARS)
----------------------------------------------------------------------------


1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        FOREIGN EXCHANGE TRANSLATION

        Revenue and expenses denominated in a foreign currency are translated into Canadian dollars at the rate prevailing on the transaction date. Monetary assets and liabilities are translated at year-end rates. Non-monetary assets and liabilities are translated at the historical exchange rates.

        The accounts of the subsidiaries included in the consolidated financial statements are translated into Canadian dollars using the temporal method. Under this method, monetary items are translated at the exchange rate in effect at the balance sheet dates; non-monetary items are translated at historical exchange rates. Revenue and expenses are translated at the average exchange rate for the year, with the exception of depreciation of assets which is translated at the same historical exchange rate as the related assets. Translation losses and gains are included in operations.

        EARNINGS PER SHARE

        Per share computations are based on the weighted average number of shares outstanding during the year.

        RESEARCH AND DEVELOPMENT COSTS

        Research and development costs are charged to operations in the period in which they are incurred. Related tax credits are recorded as a reduction of research and development expenses in the period the funds are received.


2.      INVESTMENTS IN AFFILIATED COMPANY

        HITACHI DATA SYSTEMS INC.

        On September 30, 1987, the Corporation contributed assets and liabilities to Hitachi Data Systems Inc., and acquired treasury shares. These transactions resulted in a 40% interest in Hitachi Data Systems Inc. at a cost of $400.

        The Corporation's equity in Hitachi Data Systems Inc. is based on the March 31, 1999, 1998 and 1997 audited financial statements, adjusted for the results of operations for the four-month periods ended July 31, 1999, 1998 and 1997.

        The most recent audited financial statements of Hitachi Data Systems Inc., the results of operations for the four-month periods ended July 31, 1999, 1998 and 1997, and the carrying value of the related investment, accounted for under the equity method, are summarized below:

SAND TECHNOLOGY SYSTEMS INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JULY 31, 1999, 1998 AND 1997
(IN CANADIAN DOLLARS)
----------------------------------------------------------------------------


2.  INVESTMENTS IN AFFILIATED COMPANY (CONTINUED)



                                 March 31     March 31     March 31
                                   1999         1998         1997
                                ------------------------------------
                                    $             $            $
     Financial position
       Current assets           17,309,867   14,893,436   19,561,137
       Current liabilities      12,120,456   10,044,576   17,631,597
     ---------------------------------------------------------------
       Working capital           5,189,411    4,848,860    1,929,540
     Other assets                6,476,403    6,311,611   12,093,321
     ---------------------------------------------------------------
                                11,665,814   11,160,471   14,022,861
     Other liabilities           4,291,312    2,409,511    1,482,086
     ---------------------------------------------------------------
     Equity                      7,374,502    8,750,960   12,540,775
     ---------------------------------------------------------------
     ---------------------------------------------------------------

     Results of operations
       Revenue                  51,130,495   49,093,974   35,280,721
       Operating expenses and
           income taxes         48,506,953   46,883,789   33,821,877
     ---------------------------------------------------------------
     Net earnings                2,623,542    2,210,185    1,458,844
     ---------------------------------------------------------------
     ---------------------------------------------------------------

     Dividends paid              4,000,000    6,000,000         --




                                        4-month period ended
                                 JULY 31      July 31       July 31
                                  1999          1998          1997
                                ------------------------------------
                                    $             $             $
     Results of operations
       Revenue                  14,619,371   12,898,950   11,507,592
       Operating expenses and
           income taxes         13,944,698   12,526,983   11,841,018
     ---------------------------------------------------------------
     Net earnings (loss)           674,673      371,967     (333,426)
     ---------------------------------------------------------------
     ---------------------------------------------------------------



                                     JULY 31     July 31     July 31
                                      1999        1998        1997
                                    ---------------------------------
                                        $           $           $
     Equity earnings for the year   1,170,499   1,166,230     373,079
     ---------------------------------------------------------------
     ---------------------------------------------------------------
     Carrying value of
       investment as at July 31     3,219,670   3,649,171   4,882,941
     ---------------------------------------------------------------
     ---------------------------------------------------------------

SAND TECHNOLOGY SYSTEMS INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JULY 31, 1999, 1998 AND 1997
(IN CANADIAN DOLLARS)
----------------------------------------------------------------------------


3.  EQUIPMENT


                                 1999      1998
                                -----------------
                                   $        $
     Office equipment           291,251   260,565
     Accumulated depreciation   109,795    50,578
     --------------------------------------------
                                181,456   209,987
     --------------------------------------------
     --------------------------------------------


4.       OTHER ASSETS


                                            1999                        1998
                             -----------------------------------      --------
                                       Accumulated      Net Book      Net Book
                             Cost      Depreciation      Value          Value
                            -------    ------------     --------      --------
                              $             $              $              $
    Product source codes    723,042      253,064        469,978        614,586
    --------------------------------------------------------------------------
    --------------------------------------------------------------------------


5.  BALANCE OF PURCHASE PRICE

    The balance of purchase price results from the acquisition of the Nucleus rights. This balance of purchase price is non-interest bearing, repayable with annual principal repayments from 2000 to 2004 and reimbursable in anticipation under certain conditions.

    Repayments due within each of the next five years are as follows:


                                    $
       2000                      300,000
       2001                      488,000
       2002                      451,000
       2003                      478,000
       2004                      553,000

SAND TECHNOLOGY SYSTEMS INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JULY 31, 1999, 1998 AND 1997
(IN CANADIAN DOLLARS)
----------------------------------------------------------------------------


6.      COMMON STOCK

        During the year ended July 31, 1997, 456,000 common shares were issued under the stock option plan for proceeds of $162,004.

        In 1997, the Corporation purchased, for cancellation purposes, 800,000 common shares for a total consideration of $2,223,284. An amount of $849,573 was recorded as a reduction of capital stock issued and an amount of $1,373,711 was charged to retained earnings as a premium on redemption of shares.

        During the year ended July 31, 1999, 8,000 common shares were issued under the Stock Option Plan for proceeds of $55,415.


                                          Number of shares     Amount $
                                          ----------------    ---------
     Balance at July 31, 1997                 8,520,206       8,725,920
     Balance at July 31, 1998                 8,520,206       8,725,920
     Shares issued under the 1996 Stock
     Option Plan                                  8,000          55,415
     Balance at July 31, 1999                 8,528,206       8,781,335

           Under the Corporation's Share Option Plan, 1996 Stock Incentive Plan and 1996 Stock Option Plan, exercise of the options granted is generally restricted to a maximum of 20% of the options granted per annum beginning one year after each grant date and expiring years after. A maximum of 1,940,000 common shares is reserved for issuance under each of these plans. The Corporation has the following outstanding options as at July 31, 1999 and 1998:


                                                      Price
                                                       range      Outstanding
                                          Options    per share  1999      1998
     Granted  Plan                        Granted       US$
     ---------------------------------------------------------------------------
     1990     Share Option Plan           880,000       0.25   440,000   440,000
     1996     1996 Stock Option Plan      440,000    0.69 to   360,000   360,000
                                                        3.38
     1996     1996 Stock Incentive Plan   400,000       5.00   400,000   400,000
     1997     1996 Stock Option Plan       80,000       5.56    80,000    80,000
     1998     1996 Stock Option Plan       62,500    4.00 to    62,500    62,500
                                                        5.50
     1998     1996 Stock Incentive Plan   187,500    3.75 to   125,000   168,000
                                                        8.38
     1999     1996 Stock Option Plan      142,000    5.75 to   142,000        --
                                                        7.00
     1999     1996 Stock Incentive Plan   107,000    5.00 to   106,000        --
                                                        7.56

    At July 31, 1999, there were 959,100 exercisable options outstanding to purchase common shares at prices ranging from $0.25 to $8.38 per share.

SAND TECHNOLOGY SYSTEMS INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JULY 31, 1999, 1998 AND 1997
(IN CANADIAN DOLLARS)
----------------------------------------------------------------------------

7.      INCOME TAXES
        The Corporation and its subsidiaries have non-capital losses carried forward for income tax purposes amounting to approximately $7,981,000 which may be utilized to reduce taxable income of future years and which expire as follows:


                                                     $
                           2006                  2,450,000
                           2012                    297,000
                           2013                  1,784,000
                           2014                  3,450,000

        The Corporation has research and experimental development expenses estimated at $1,408,000 for federal tax purposes and $1,378,000 for provincial tax purposes which can be carried forward indefinitely against its taxable income.

        The Corporation also has non-refundable investment tax credits amounting to $416,000 which it can apply against its future federal income tax payable. This can be carried forward over the next ten years.

        In addition, the Corporation has net capital loss carry forwards available in the amount of $750,000.

        No recognition has been given in the financial statements to the potential future tax benefits resulting from the availability of any of the above.


8.      COMMITMENTS

        LEASE COMMITMENTS

        Minimum lease payments for office premises under non-cancellable operating leases for the next five years are as follows:


                                                    $
                           2000                  429,650
                           2001                  268,547
                           2002                  170,923
                           2003                  170,923
                           2004                   56,974
                          -------------------------------
                                               1,097,017
                          -------------------------------
                          -------------------------------

SAND TECHNOLOGY SYSTEMS INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JULY 31, 1999, 1998 AND 1997
(IN CANADIAN DOLLARS)
----------------------------------------------------------------------------

9.      RELATED PARTY TRANSACTIONS

        HITACHI DATA SYSTEMS INC.

        In 1999, 1998 and 1997, sales to Hitachi Data Systems Inc. under supply agreements accounted for approximately 9%, 27% and 84%, respectively of the Corporation's total sales.


10.     SEGMENTED INFORMATION

        For the years ended July 31, 1998 and 1997, Hitachi Data Systems Inc. was the only customer which accounted for more than 10% of the total sales of the Corporation.

        In addition, the Corporation had sales in the United States of $1,007,360, $1,428,058 and $1,575,910 in the years 1999, 1998 and 1997, respectively. In 1999, the Corporation had sales in the United Kingdom of $122,493.


11.     FINANCIAL INSTRUMENTS

        Fair value

        At July 31, 1999, the estimated fair market value of cash, accounts receivable, inventory, prepaid expenses, loan receivable and accounts payable and accrued liabilities is equal to the book value given the short-term nature of these items.

        Short-term investments are recorded at the lower of cost and market value.

        The fair value of long-term liabilities is not significantly different than the book value.

        The Corporation does not hold or issue financial instruments for trading purposes.

        Credit risk

        Credit risk concentration with respect to trade receivables is limited due to the Corporation's large client base.

SAND TECHNOLOGY SYSTEMS INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JULY 31, 1999, 1998 AND 1997
(IN CANADIAN DOLLARS)
----------------------------------------------------------------------------


12.     CHANGES IN NON-CASH OPERATING WORKING CAPITAL ITEMS


                                                  1999        1998           1997
                                                ------------------------------------
                                                    $           $              $
        Accounts receivable                       31,532     (721,277)      814,168
        Due from affiliated company              182,574     (187,111)      195,445
        Inventories                              181,046      165,237      (346,537)
        Prepaid expenses                         120,823      (52,977)      (23,935)
        Accounts payable and
          accrued liabilities                        376      (58,139)     (559,720)
        Notes payable to affiliated company         --     (1,382,400)      351,375
        ----------------------------------------------------------------------------
        Changes in non-cash operating
          working capital items                  516,351   (2,236,667)      430,796
        ----------------------------------------------------------------------------
        ----------------------------------------------------------------------------


13.     SUBSEQUENT EVENT

        On August 20, 1999, the Corporation sold its 40% investment in Hitachi Data Systems Inc. to Hitachi Data Systems Corporation of Santa Clara for cash consideration of approximately $7,300,000, resulting in a net after-tax gain which will be recorded in fiscal 2000.


14.     UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

        The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect a corporation's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the Corporation, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.


15.     COMPARATIVE FIGURES
        Certain figures for prior years have been reclassified in order to conform to the presentation adopted in the current year.


16. RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

        There are no material differences which would result in the reported amounts of net consolidated earnings and consolidated assets from the application of U.S. generally accepted accounting principles.

ITEM 18.

                                 NOT APPLICABLE


ITEM 19. FINANCIAL STATEMENTS AND EXHIBITS


(A)      DOCUMENT LIST


         1.       FINANCIAL STATEMENTS

                  The financial statements filed hereunder may be found at Item 17 beginning on page 28 hereof.


         2.       FINANCIAL STATEMENT SCHEDULES

                  All schedules are omitted because of the absence of the conditions under which they are required or because the required information is included in the Financial Statements.


         3.       EXHIBITS

                  No Exhibits are filed by incorporation by reference because of the absence of the conditions under which they are required. The following exhibits are being filed herewith:

                    ITEM NO.            DESCRIPTION
                    --------            -----------
                    (11)                Statement detailing Computation of Per Share Earnings
                    (22)                Subsidiaries of the Company
                    (23)                Consent of Chartered Accountants


                              SAND TECHNOLOGY INC.
                          1999 FORM 20-F ANNUAL REPORT
                                  EXHIBIT INDEX



The following exhibits are being filed herewith on pages 44 through 46:

                  EXHIBIT           DESCRIPTION
                  -------           -----------
                  11.               Statement detailing Computation of Per Share Earnings (Loss)

                  22.               Subsidiaries of the Company.

                  23.               Consent of Chartered Accountants


                                                                      EXHIBIT 11

                              SAND TECHNOLOGY INC.
                        COMPUTATION OF PER SHARE EARNINGS

         For the year ended July 31, 1998 per audited Financial Statements:

                           - net income (loss)                        ($906,722)
                                                                      =========

         Weighted Average Number of Shares
         Outstanding Calculated as follows:                           8,520,206
                                                                      =========


               NUMBER OF SHARES    WEIGHT     WEIGHTED AVERAGE
                                              NUMBER OF SHARES
               ----------------    -------    ----------------
                 8,520,206          1.00        8,520,206
                 ---------          ----        ---------


    Income (Loss) Per Share                                        ($     0.106)
                                                                   ============


    For the year ended July 31, 1999
          per audited Financial Statements:

                      - net income (loss)                           ($4,960,964)
                                                                     ----------

    Weighted Average Number of Shares
          Outstanding Calculated as follows:                          8,522,873
                                                                     ==========


               NUMBER OF SHARES    WEIGHT     WEIGHTED AVERAGE
                                              NUMBER OF SHARES
               ----------------    -------    ----------------
                   8,520,206         .67         5,680,137
                   8,528,206         .33         2,842,736
                                                 ---------

                                                 8,522,873


    Income (Loss) Per Share                                             ($0.582)


                                    * * * * *

                                                                      EXHIBIT 22


                              SAND TECHNOLOGY INC.
                           SUBSIDIARIES OF THE COMPANY



                                                                         PERCENTAGE OF VOTING
            SUBSIDIARY              JURISDICTION OF INCORPORATION           SECURITIES HELD
            ----------              -----------------------------        ---------------------

Sand Technology Systems, Inc.                Delaware                           100%

Sand Technology (U.K) Limited                 England                           100%
STSI Licensing, LLC                          New Jersey                         100%


                                                                      EXHIBIT 23



                        CONSENT OF CHARTERED ACCOUNTANTS


We consent to the incorporation into the Annual Report on Form 20-F of Sand Technology Systems International Inc. (the "Company") for the fiscal year ended July 31, 1999 and into the Form S-8 Registration Statements for the Sand Technology Inc. 1996 Stock Incentive Plan (Registration No. 333-8538) and the 1996 Stock Option Plan (Registration No. 333-7462) of our report dated October 1, 1999 on the consolidated financial statements of the Company for the fiscal year ended July 31, 1999.




                                                                  [SIG]

                                                               Deloitte & Touche
                                                           Chartered Accountants


January 26, 2000
Montreal, Quebec

                                   SIGNATURES


Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant certifies that it meets all of the requirements for filing on Form 20-F and has duly caused this Annual Report on Form 20-F to be signed on its behalf by the undersigned, thereunto duly authorized.



                                                            SAND TECHNOLOGY INC.





                                                   /S/ ARTHUR G. RITCHIE
January 26, 2000                                   Arthur G. Ritchie
                                                   Chairman of the Board,
                                                   President and Chief Executive
                                                   Officer